Exhibit 10.1
SEPARATION AGREEMENT AND MUTUAL RELEASE
This Separation Agreement and Mutual Release (this “Agreement”) is made and entered into as of October 20, 2010 between SL Industries, Inc. (“SL” or the “Company”), a New Jersey corporation, with principle offices located at 520 Fellowship Road, Suite A-114, Mt. Laurel, New Jersey, 08054 and David R. Nuzzo (“Executive”), an individual with a residence at 904 Clinton Street, Philadelphia, PA 19107 (together, the “Parties”).
1. Termination of Employment. As of June 14, 2010 (“Termination Date”), Executive shall no longer be, or hold himself out as, an employee, agent, board member, trustee or representative of SL, any of its subsidiaries or affiliates, or any of their collective committees, boards, divisions, ventures, or employee benefit plans (collectively, “SL Entities”). The Parties agree that Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code"). Upon the Company’s request, Executive shall immediately execute such other instruments as are necessary to resign from any other positions he may hold with or for any of the SL Entities.
2. Consideration; Severance. In exchange for Executive’s release of claims and the other covenants and consideration set forth below, SL shall provide Executive with the following payments and benefits, which Executive agrees are fair and sufficient and which he otherwise would not be entitled to:
(a) A payment of $8,669, minus applicable taxes and withholdings, representing Executive’s earned but unused vacation at Executive’s rate of compensation immediately prior to the Termination Date, payable in one lump sum on the first regular payroll date that is at least five (5) days after the Effective Date (as defined below).
(b) Severance pay in the total amount of $274,166.67, minus applicable taxes and withholdings, representing fourteen (14) months of salary at Executive’s last annual rate of salary, payable in one lump sum on the first regular payroll date that is at least five (5) days after the Effective Date (as defined below).
(c) SL will pay Executive’s COBRA premiums, at the level of benefits Executive was receiving as of the Termination Date, including coverage of Executive’s family, for a period of twelve (12) months following the Termination Date (including reimbursing Executive for COBRA premiums totaling $7446.20 paid by Executive between the Termination Date and the Effective Date); provided, however, that the Company’s payment of COBRA premiums shall cease at any time Executive is deemed eligible for group medical and dental coverage from another employer. Reimbursement for the $7446.20 in COBRA payments previously made by Executive under this provision will be made within five (5) days of the Effective Date (as defined below). After the Company’s payment of COBRA ceases, Executive may continue COBRA coverage at his own expense as long as he remains eligible for COBRA under federal law.
(d) SL will pay Executive $5,000, representing reimbursement for a portion of the legal fees incurred by Executive in the negotiation of this Agreement, payable in one lump sum on the first regular payroll date that is at least five (5) days after the Effective Date (as defined below).

3. Mutual Releases.
(a) In exchange for the severance payments and the other consideration set forth in this Agreement, which Executive acknowledges are fair and sufficient, Executive hereby irrevocably and unconditionally waives, releases, and forever discharges all of the SL Entities and all of their collective employees, agents, officers, directors, trustees, fiduciaries, attorneys, shareholders (including but not limited to Steel Partners LLC; Steel Partners II, L.P.; Steel Partners Holdings L.P.; Steel Partners Holdings GP Inc.; and Steel Partners II GP LLC (collectively “Steel Partners”); all of Steel Partners’ affiliates, and all of Steel Partners’ and its affiliates’ collective employees, principals, officers, representatives, attorneys, and agents), successors, and assigns (collectively “SL Parties” and each an “SL Party”), from any and all claims, liabilities, damages, and causes of action of any kind, which Executive had, now has, or may have against any of the SL Parties by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or other matter, whether such claims, liabilities, damages, or causes of action are known or unknown to Executive. The claims being waived hereunder include, but are not limited to: (i) any and all claims or rights arising out of, or which might be considered to arise out of, or be connected in any way with, Executive’s employment with, or termination from, any of the SL Entities; (ii) any claims under any contracts, agreements, or understandings with any of the SL Parties, whether written or oral, including but not limited to any change in control plan, bonus plan, equity plan, or other plan or agreement; (iii) any claims arising under any federal, state, or local statute, rule, regulation, or ordinance, including but not limited to Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the New Jersey Law Against Discrimination, the New Jersey Genetic Privacy Act, the New Jersey Worker and Community Right to Know Act, the New Jersey Family Leave Act, the New Jersey Military Leave Law, the New Jersey Smoke-Free Air Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Worker Freedom from Employer Intimidation Act, the New Jersey Wage and Hour Laws, the New Jersey WARN Act; and all other applicable federal, state, local, or international laws; (iv) any tort, express or implied contract, public policy, whistleblower law, or the common law; (v) any claim for compensation, wages, commissions, bonuses, royalties, stock options, restricted stock, deferred compensation, equity, other monetary or equitable relief, vacation, personal or sick time, other fringe benefits, attorneys’ fees, or any tangible or intangible property; and (vi) claims under any other applicable laws, regulations, or rules. Notwithstanding the foregoing, Executive shall not be deemed to have released (A) any claim he otherwise might have to indemnification under any law, insurance policy, or agreement, including SL’s By-Laws, (B) any vested rights Executive may have under the Company’s 401(k) plan, or (C) Executive’s right to enforce the terms of this Agreement.

(b) For and in consideration of the promises and obligations set forth in this Agreement, which the SL Parties agree are fair and sufficient, the SL Parties hereby irrevocably and unconditionally waive, release, and forever discharge Executive for any and all claims, liabilities, damages, and causes of action of any kind, which any of the SL Parties had, now have, or may have against Executive by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or other matter, whether such claims, liabilities, damages, and causes of action are known or unknown to the SL Parties, including but not limited to: (i) any and all claims or rights arising out of, or which might be considered to arise out of, or be connected in any way with, Executive’s employment by, or termination from, any of the SL Parties; (ii) any claims under any contracts, agreements, or understandings with any of the SL Parties, whether written or oral; (iii) any claims or causes of action arising under any international, federal, state, or local statute, rule, regulation, or ordinance; (iv) any claims under any tort, express or implied contract, public policy, or the common law; (v) any claim for monetary or equitable relief or attorneys’ fees; and (vi) claims under any other applicable laws, regulations, or rules; provided, however, that the SL Parties do not release acts, omissions, transactions, practices, conduct, statements, occurrences, or other matters that constitute fraud, gross negligence, bad faith, or willful misconduct. Notwithstanding the foregoing, SL shall not be deemed to have released the SL Parties’ right to enforce the terms of this Agreement.
(c) Should either Party bring a lawsuit or other action or proceeding asserting claims waived hereunder, the prevailing party in such action shall be entitled to recoup its attorneys’ fees and costs in connection with such action.
4. Executive acknowledges and agrees that the payments and other consideration provided to him under this Agreement are in full discharge of any and all liabilities and obligations of the SL Parties to Executive, monetarily or otherwise. Executive acknowledges and agrees that he is not owed any salary, bonuses, commissions, change-in-control payments, equity, sick pay, vacation pay, long or short time incentive payments, or other compensation or remuneration of any kind except as set forth in this Agreement.
5. Confidentiality; Company Property; Restrictive Covenants
(a) Executive acknowledges that as the Company’s President and Chief Financial Officer, he had access to substantial confidential and proprietary information of the SL Parties, including but not limited to information regarding the SL Parties’ products, services, strategies, finances, pricing, purchases, investments, employees, customers, prospective customers, investors, prospective investors, and vendors, including but not limited to the SL Parties’ business and marketing strategies, risk management strategies, existing and prospective business projects, lists of actual or prospective customers or investors, data regarding customer preferences and/or order histories, and customer, investor, and vendor contact information (collectively, “Confidential Information”). Executive agrees that he will maintain the confidentiality of all Confidential Information, and will not disclose any Confidential Information to any other person or entity, or use Confidential Information, for any reason whatsoever; provided, however, that Executive may disclose Confidential Information pursuant to a valid subpoena or other court order or legal process; and provided further, that if Executive receives a subpoena or other process from any person or entity which would or may require Executive to disclose Confidential Information, Executive will (a) notify the Chief Executive Officer of SL Industries, within three (3) days of receiving such subpoena or process (and in any event before any disclosure of Confidential Information), in a manner that is consistent with the Notice provisions of Section 17 hereof; and (b) use his best efforts not to make any disclosure until the SL Parties have had a reasonable opportunity to seek to participate in the proceeding or matter or otherwise protect their confidentiality interests in connection therewith; and provided further that nothing in this Section 5 shall be read to violate any law.

(b) Executive acknowledges that should he become employed by or affiliated with a competitor of the Company, he inevitably would disclose the SL Parties’ Confidential Information in the course of providing services to such competitor. Therefore, and in light of the substantial severance payments and other consideration Executive is receiving under this Agreement, Executive hereby covenants that through the period one (1) year from and after the Termination Date, Executive shall not directly or indirectly: (i) solicit, hire, attempt to hire, cause to be hired, retain, contract with, or compensate any individual who (A) is an employee, officer, director, or consultant of any of the SL Entities or (B) was an employee, officer, director, or consultant of any of the SL Entities at any time during the two (2) years prior to the Termination Date; (ii) in connection with any aspect of the Business (as defined below), solicit, seek business from, contract with, or do business with (A) any customers or vendors of any SL Entity, (B) any persons or entities that were customers or vendors of any of the SL Entities at any time in the two (2) years prior to the Termination Date; or (C) any potential customer that any of the SL Entities were actively soliciting at any time during the one (1) year prior to the Termination Date; (iii) attempt to entice away from any of the SL Entities any customers, vendors, or potential customers or vendors, or (iv) render any type of services to a Competitive Entity (as defined below), including but not limited to as an employee, officer, director, owner, shareholder, principal, consultant, volunteer, agent, or representative, or in any other capacity. For purposes of this Agreement, “Competitive Entity” shall include any business or venture that in whole or in part Competes With the Business conducted by any of the SL Entities including, without limitation, SL, SL Power Electronics Corporation, RFL Electronics, Inc., SL Montevideo Technology, Inc., Teal Electronics Corporation, and/or MTE Corporation. For the purposes of this Agreement, “the Business” means the design, manufacture, or marketing of any of the following: (a) ruggedized communication or teleprotection equipment intended for the utility transmission, rail, or intelligent transportation system industries; (b) sub-3000 watt AC/DC or DC/DC power supplies; (c) low voltage power conditioning or distribution systems; and/or (d) sub-4 inch electric motors. For purposes of this Agreement, “Competes With” means designs, manufactures, or markets the products that any of the SL Entities, including without limitation, SL, SL Power Electronics Corporation, RFL Electronics, Inc., SL Montevideo Technology, Inc., Teal Electronics Corporation, and/or MTE Corporation, currently designs, manufactures, or markets, for the market segments in which any of the SL Entities currently operates.
(c) Executive represents that as of the date he executes this Agreement, he has returned to the Company all of the SL Parties’ property in his possession, custody, or control, including but not limited to all computers, laptops, PDAs, cell phones, CD ROMs, disks, drives, and other equipment or devices, as well as all documents and information belonging to any SL Party, including but not limited to information residing on his home computer, laptop, portable hard drive, PDA, CD ROM(s), or other storage devices.
6. Mutual Non-Disparagement.
(a) Executive agrees not to make or publish, directly or indirectly, any disparaging, degrading, or negative statements (whether written or oral) about any of the SL Parties, and not to defame or publicly criticize any of the SL Parties, including, without limitation, with respect to any SL Party’s services, business ventures, business plans, integrity, veracity, acumen, performance, or personal or professional reputation.

(b) The SL Entities agree that their officers and directors shall not make or publish, directly or indirectly, any disparaging, degrading, or negative statements (whether written or oral) about Executive, or defame or publicly criticize Executive, including, without limitation, with respect to any of Executive’s services, business ventures, business plans, integrity, veracity, acumen, performance, or personal or professional reputation.
(c) Notwithstanding the foregoing, nothing in this Agreement shall be read to (i) prevent any SL Party or Executive from testifying truthfully in any legal preceding in which the SL Party or Executive has been subpoenaed to testify, (ii) prevent SL from complying with its obligations under the securities laws, including filing a Form 8-K announcing the termination of Executive’s employment, or (iii) otherwise violate any law.
7. Cooperation. For a period of one year after the Effective Date, Executive will remain available to the SL Parties to answer questions that may arise in connection with the business of the SL Entities or Executive’s services to the SL Entities, and to share any knowledge or information Executive may possess in connection with the SL Parties. This cooperation shall include, but not be limited to, (a) a three (3) hour meeting with SL’s interim CEO or his designee to be scheduled for a mutually convenient time within fifteen (15) days of the Effective Date to discuss transition issues and all pending matters and open issues; (b) cooperating with the Company, its Board of Directors, or any Committee of the Board (including any advisors, counsel, auditors or agents thereto) to provide full and accurate information with respect to events that occurred in whole or in part during his employment; and (c) assisting the SL Parties in connection with any existing or future investigation or legal actions involving any of the SL Parties to the extent such investigation(s) or legal action(s) relate to matters that arose in full or in part during Executive’s employment with the SL Entities. Other than with respect to subsection 7a above, for which there will be no compensation, Executive shall be compensated at the rate of $200 per hour, for each hour or part thereof that he provides services requested pursuant to this section, provided, however, that Executive’s obligations under this Section 7 shall not be unduly burdensome to Executive and shall be subject to reasonable accommodations to Executive’s personal and professional schedule, and provided further that absent Executive’s agreement, Executive shall not be required to spend more than two (2) hours in any week providing such services.
8. Injunctive Relief; Effect of Breach.
(a) Executive agrees that Section 5 of this Agreement is reasonable in nature and scope and is necessary for the protection of the SL Parties and their legitimate business interests; that Executive’s breach (or threatened breach) of any such provisions or obligations will result in irreparable injury to the SL Parties; that such injury will not adequately be compensable in monetary damages; and that the SL Parties shall be entitled to seek and obtain, in addition to any legal remedies that might be available to them, injunctive relief to prevent and/or remedy such a breach or threatened breach. In any proceeding for an injunction and upon any motion for a temporary, preliminary, or permanent injunction (each, an “Injunctive Action”), the SL Parties’ right to receive monetary damages in addition to any injunction shall not be a bar, or be interposed as a defense, to the granting of such relief. Any Injunctive Action may be brought in any appropriate state or federal court in the state of New Jersey and the Parties hereby irrevocably submit to the jurisdiction of such courts and waive any claim or defense of inconvenient or improper forum, lack of personal jurisdiction, or improper or undesirable venue under any applicable law or decision. Upon the issuance (or denial) of an injunction, the underlying merits of any dispute shall be resolved in accordance with the arbitration provisions of Section 9 of this Agreement.

(b) If Executive should materially breach any of his obligations under this Agreement, or if Executive should directly or indirectly challenge the lawfulness of the covenants contained in Section 5 of this Agreement, SL (i) shall have no further obligation to make the payments or provide any other consideration described in this Agreement, and (ii) shall have the right to recoup all amounts paid or provided to Executive hereunder.
9. Arbitration. Should a dispute arise in connection with this Agreement or otherwise between the parties, the Parties agree that arbitration is a preferable method of resolving such dispute to litigation in court. Therefore, except as provided in Section 8 of this Agreement, any dispute arising between the Parties under this Agreement or otherwise shall be submitted to binding arbitration before JAMS for resolution. Such arbitration shall be conducted in New Jersey, and the arbitrator will apply New Jersey law, including federal law as applied in New Jersey courts. The arbitration shall be conducted in accordance with the JAMS’ Employment Arbitration Rules, and shall be conducted on a confidential basis. The arbitration shall be conducted by a single arbitrator, who shall be an attorney who specializes in the field of employment law and who shall have prior experience arbitrating employment disputes. The award of the arbitrator shall be final and binding on the Parties, and judgment on the award may be confirmed and entered in any state or federal court in the state of New Jersey.
10. Medical and Welfare Benefits. Executive’s medical and welfare benefits provided through SL would have ceased as of July 1, 2010. Pursuant to federal law, and independent of this Agreement, Executive and his eligible dependents may be entitled to elect benefit continuation coverage under COBRA if Executive timely applies for COBRA benefits. Information regarding Executive’s rights under COBRA was provided to him in a separate mailing, and Executive timely applied for such benefits. As explained more fully in the materials Executive received, COBRA coverage may cease at any time Executive is deemed eligible for group health coverage from another employer.
11. Severability; Blue Pencil. No provision of this Agreement shall be deemed unenforceable if it is subject to an interpretation that would render it enforceable. If a court of competent jurisdiction finds that any provision of this Agreement, including but not limited to any provision set forth in Sections 5 through 7, is unenforceable, in whole or in part, (a) such a finding will not disturb the validity and enforceability of the remaining provisions of this Agreement, and (b) the court shall have the authority to modify and/or “blue pencil” this Agreement in order to render it enforceable and to effect the original intent of the Parties to the fullest extent permitted by law.

12. Interpretation; Entire Agreement. This Agreement (a) shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either Party, regardless of which Party may have drafted any particular provision; (b) may not be modified or amended, or any of its provisions waived, except by a further written agreement signed by Executive and an authorized representative of SL; (c) constitutes the entire agreement, arrangement, and understanding between the Parties; and (d) supersedes any prior or contemporaneous agreements, arrangements, or understandings, whether written or oral, between Executive on one hand and any of the SL Parties on the other hand, including but not limited to the 2008 Incentive Stock Plan, SL’s Long Term Incentive Plan, SL’s Short Term Incentive Plan, any and all long-term and short-term incentive plans or arrangements, any and all equity agreements, and any and all commission, bonus, change-in-control, or other agreements, plans, or arrangements.
13. Time to Consider; Effective Date.
(a) Executive shall have up to forty-five (45) days from his receipt of this Agreement (including its Appendix A) to consider its terms and conditions. Executive may sign this Agreement prior to the end of such 45-day time period should Executive knowingly and voluntarily elect to do so. Executive may accept this Agreement by fully executing it and returning a signed original to the Chief Executive Officer of SL Industries, Inc., in accordance with the Notice provisions of Section 17. If Executive does not sign and return the Agreement by December 6, 2010, the offer to enter into this Agreement shall be withdrawn and the Agreement shall be null and void.
(b) This Agreement shall not become effective until the eighth (8th) day following Executive’s signing of this Agreement (the “Effective Date”). Executive may revoke this Agreement by delivering written notice of revocation before the end of the seventh (7th) day following his signing of this Agreement (the “Revocation Period”) to the Chief Executive Officer of SL Industries, Inc., in accordance with the Notice provisions of Section 17. If the last day of the Revocation Period falls on a Saturday, Sunday or Federal Holiday, the last day of the Revocation Period will be deemed to be the next business day thereafter. In the event that Executive revokes this Agreement prior to the eighth (8th) day after signing the Agreement, this Agreement and the promises contained herein (including, but not limited to the obligation of SL to provide the severance payments, benefits and other things of value set forth in Section 2 hereof) shall automatically be null and void. If Executive signs this Agreement and does not revoke the Agreement within the Revocation Period, this Agreement will automatically become irrevocable, binding, and enforceable on the Effective Date, without any further action or writing on the part of either Party.
14. Tax Obligations. Executive acknowledges and agrees that he is solely and entirely responsible for the payment and discharge of all federal, state, and local taxes, if any, that he owes under any federal, state, and/or local laws as a result of the payments and other consideration provided pursuant to this Agreement, including but not limited to the payments and other consideration set forth in Section 2, above. SL will endeavor to make appropriate withholdings from all payments made pursuant to this Agreement. Executive agrees to indemnify, defend, and hold harmless the SL Parties from and against any claim or liability for any such taxes and related penalties and interest, in the event such taxes, penalties, and/or interest are assessed by the United States Internal Revenue Service or any other taxing authority. Executive expressly acknowledges that neither the SL Parties nor their attorneys have made any representations to him regarding the tax consequences of the consideration provided to him pursuant to this Agreement.

15. Code Section 409A.
(a) Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein either shall be exempt from the requirements of Code Section 409A or shall comply with the requirements of Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A. To the extent that SL determines in good faith that any provision of this Agreement would cause Executive to incur any additional tax or interest under Code Section 409A, SL shall be entitled to reform such provision to attempt to comply with or be exempt from Code Section 409A through good faith modifications. Each payment under this Agreement or otherwise (including any installment payments) shall be treated as a separate payment for purposes of Code Section 409A.
(b) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred. None of the SL Parties makes any guarantee or representation that this Agreement complies with Code Section 409A, and none of the SL Parties shall have any liability with respect to any failure to comply with Code Section 409A.
16. Binding Effect; Assignment. All of the terms and provisions contained in this Agreement shall be binding upon the Parties hereto and inure to the benefit of Executive and his heirs, on the one hand, and the SL Parties, as well as the successors (whether by merger, sale, or otherwise) and assigns of the SL Parties, on the other hand.
17. Notice. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effective: (a) immediately upon personal delivery or facsimile transmission (with delivery confirmation) to the Party to be notified, or (b) one (1) day after deposit with a commercial overnight courier with tracking capabilities, to the Party to be notified. If to SL, notice shall be given to the Chief Executive Officer of SL Industries, Inc., 520 Fellowship Road, Suite A-114, Mt. Laurel, New Jersey, 08054 with a copy to Richard J. Rabin, Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, NY, 10036, (212) 872-1086, or at such other address as SL may designate upon ten (10) days’ advance written notice. If to Executive, notice shall be given to David Nuzzo, at his address set forth herein, with a copy to Jeffrey L. Braff Esq., Cozen O’Connor, 1900 Market Street, Philadelphia, PA, 19103, (215) 665-2048, or at such other address as Executive may designate upon ten (10) days’ advance written notice.
18. No Admission of Liability or Wrongdoing. This Agreement shall not in any way be construed as an admission that the SL Parties, Executive, or any other individual or entity has any liability to or acted wrongfully in any way with respect to Executive, the SL Parties, or any other person.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute a single instrument. True and accurate copies of this Agreement shall have the same force and effect as originals thereof.
20. EXECUTIVE AGREES AND ACKNOWLEDGES THAT HE IS ENTERING INTO THIS AGREEMENT FREELY, KNOWINGLY, AND VOLUNTARILY, WITHOUT DURESS OR COERCION. EXECUTIVE REPRESENTS THAT HE IS COMPETENT TO MANAGE HIS PERSONAL AND PROFESSIONAL AFFAIRS AND THAT HE ENTERS INTO THIS AGREEMENT WITH A FULL UNDERSTANDING OF ITS TERMS. EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF HIS OWN CHOOSING ABOUT THIS AGREEMENT, AND THAT HE HAS RETAINED AND BEEN ADVISED BY COMPETENT COUNSEL IN CONNECTION HEREWITH. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, HE MAY BE WAIVING IMPORTANT RIGHTS.
IN WITNESS WHEREOF, the Parties have executed this Separation Agreement and Mutual Release:

/s/ SL Industries, Inc.

SL Industries, Inc.	Date

Accepted and agreed:

/s/ David R. Nuzzo

David R. Nuzzo	Date

APPENDIX A
OWBPA INFORMATION
PLEASE REVIEW CAREFULLY
PLEASE DO NOT SIGN THE SEPARATION AGREEMENT AND MUTUAL RELEASE
PRIOR TO REVIEWING THE INFORMATION PROVIDED IN THIS DOCUMENT
In accordance with the requirements of the Age Discrimination in Employment Act and Older Workers Benefit Protection Act, SL is providing you with the following information:
Certain SL executives are being offered severance packages in connection with their termination from the Company and execution of a Separation Agreement and Mutual Release (“Agreement”).
All eligible employees who have attained the age of forty (40) years or older will have up to forty-five (45) calendar days to review the terms and conditions of the severance package and sign the Agreement. Employees who sign the Agreement will have up to seven (7) calendar days to revoke their acceptance of its terms. If an employee does not revoke the Agreement within the seven (7) day revocation period, the Agreement will become effective and irrevocable on the eighth (8th) calendar day after the employee signs it.
Listed below are the job titles and ages of the SL employees eligible for a severance package in connection with their termination and signing of a release and those employees who were not so eligible.

Job Title	Ages of Those Eligible	Ages of Those Not Eligible
Chief Executive Officer	45
Chief Financial Officer and General Counsel	53